EXHIBIT 10.12

ZALE CORPORATION

June 30, 2009

Mr. Richard A. Lennox

529 West 42nd Street, Apt. 2U

New York, New York 10036

Dear Richard:

On behalf of Zale Corporation, I am pleased to make you the following offer as Executive Vice President, Chief Marketing Officer. This letter outlines the terms of your offer:

Reporting to:	Chief Executive Officer

Base Compensation:	Fourteen thousand four hundred twenty-three dollars and eight cents ($14,423.08) per bi-weekly pay period which, if annualized, is equal to Three hundred seventy-five thousand dollars ($375,000).

Stock Grant:

50,000 options for shares of Zale stock with an exercise price equal to the price at the close of market on the day you join the Company or $4.00 per share, whichever is greater. Shares will vest over four years at 25% on each anniversary of your award.

15,000 restricted stock units, with vesting contingent upon continued employment (25% on 2nd anniversary of issue date, 25% on 3rd anniversary, 50% on 4'1' anniversary).

Incentive Compensation:

Beginning with FY’10 (August 1, 2009 — July 31, 2010) you will be eligible for participation in the Company’s Annual Bonus Program (as may be amended from time to time) at a target level of 75% and a maximum level of 150% of base salary, based on achievement of our financial plan. We agree to guarantee $125,000 of the FY’10 bonus, payable in two installments: $62,500 within 30 days of hire, and $62,500 in February 2010.

Dallas Executive Office: 901 W. Walnut Hill Lane Irving, Texas 75038-1003 Telephone 972-580-4000

Mail Address: P.O. Box 152777 Irving, Texas 75015.2777

Relocation:

Zale Corporation will provide benefits subject to your execution of a Relocation Agreement which provides for repayment to Zale according to the following schedule if you leave Zale voluntarily or are terminated for cause in the first year after the relocation:

	1st - 2nd month	100%
	3rd - 4th month	85%
	5th - 6th month	70%
	7th - 8th month	55%
	9th - 12th month	40%

These specific benefits are:

•              A lump sum relocation allowance of $7,500.00 to offset your miscellaneous relocation expenses.

•              Zale Corporation will arrange and pay expenses for a van line move with a full pack for the movement of your household property from New York, New York to Dallas, Texas.

•              Reimbursement of 6% of realtor fees on the sale of your New York, New York home up to a maximum of $15,000.00, if needed.

•              Closing costs on the purchase of a new home in the Dallas area based upon the following items:

•              Reimbursable closing costs: legal fees, title changes, recording fees, transfer tax, documentary stamps, termite or other required building inspection, 1% loan origination fee and 1% discount point.

•              Costs not reimbursable: pre-paids for taxes, mortgage, assumption fees, escrow, etc., repairs and excess origination and/or discount points.

•              Ninety days temporary living.

•              If necessary, up to sixty days of storage for your household goods.

•              Tax gross up.

In addition, Zale will pay for coach airline tickets each weekend to and from Dallas, Texas and New York, New York for up to one year.

Benefits:

Participation in all benefits generally available to the Company’s Executives:

•      Company’s medical/dental plans (first of the month following 60 days of service)

•      Group life insurance (2x base salary)

•      401(k) Savings and Investment Plan (after one year of service)

•      Executive LTD

Vacation:	You will receive 4 weeks (160 hours) of vacation per fiscal year.

Employment at Zale is subject to the terms and conditions contained in Zale’s Management Policies and Guidelines, and is not for a specific time and can be terminated by you or by Zale at any time for any reason, with or without cause. This offer of employment is contingent upon the completion of a background check satisfactory to Zale. This letter is a summary of the terms of your employment by Zale. We agree to provide you with an Employment Security Agreement (“ESA”), effective as of your hire date, which will provide for: (a) severance in the event of a Qualifying Termination as defined in the ESA that is other than for cause in a non-change of control context in the amount of six (6) months salary and average earned bonus; and (b) severance in the event of a Qualifying Termination as defined in the ESA that is other than for cause in a Change of Control context as defined in the ESA to include, among other triggers, a 50% threshold for purposes of Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, in the amount of eighteen (18) months salary and average earned bonus, subject to a 2800 Conditional Cap.

Richard, I am delighted to extend this offer and I look forward to you joining us.

/s/ NEAL GOLDBERG

Neal Goldberg
Chief Executive Officer

Accepted:

/s/ RICHARD LENNOX
Richard Lennox

Dated:	July 9, 2009